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                                        HUTCHINSON TECHNOLOGY INCORPORATED
                                         STATEMENT REGARDING COMPUTATION
                                        OF PER SHARE EARNINGS - UNAUDITED
                                      (In thousands, except per share data)

                                                             Thirteen Weeks Ended               Twenty-Six Weeks Ended
                                                        -----------------------------        -----------------------------
                                                         March 28,          March 29,         March 28,          March 29,
                                                           1999              1998               1999              1998
                                                        ----------         ----------        ----------         ----------

NET INCOME (LOSS)                                          $13,748          ($14,425)           $25,281          ($25,899)
Plus:  interest expense on convertible
subordinated notes                                           2,411                 -              4,822                 -
Less:  additional profit sharing expense and tax
benefit reduction                                              697                 -              1,394                 -
                                                        ----------         ----------        ----------         ----------

NET INCOME (LOSS) AVAILABLE TO COMMON
SHAREHOLDERS:                                              $15,462          ($14,425)           $28,709          ($25,899)
                                                        ----------         ----------        ----------         ----------
                                                        ----------         ----------        ----------         ----------

Weighted average common
   shares outstanding                                       22,681            19,673             21,232            19,651

Dilutive effect of convertible
   subordinated notes                                        5,291                 -              5,291                 -

Dilutive effect of stock options
   outstanding after application of
   treasury stock method                                       840                 -                699                 -
                                                        ----------         ----------        ----------         ----------
                                                            28,812            19,673             27,222            19,651
                                                        ----------         ----------        ----------         ----------
                                                        ----------         ----------        ----------         ----------

BASIC
NET INCOME (LOSS) PER SHARE                               $   0.61          ($  0.73)          $   1.19          ($  1.32)
                                                        ----------         ----------        ----------         ----------
                                                        ----------         ----------        ----------         ----------
DILUTED
NET INCOME (LOSS) PER SHARE                               $   0.54          ($  0.73)          $   1.05          ($  1.32)
                                                        ----------         ----------        ----------         ----------
                                                        ----------         ----------        ----------         ----------

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